Exhibit 10.1
PERFORMANCE AWARD AGREEMENT
THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is made as of the 4th day of March, 2009, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and                                          (“Employee”). A copy of the Dynegy Inc. 2000 Long Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part of this Agreement as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined herein but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.
1. The Grant. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on March 4, 2009 (“Effective Date”), a Performance Award of                      performance units, each of which has a designated value of $100 and represents the right to receive an amount payable in the form of cash or shares of Dynegy’s Class A Common Stock (a “Share” or “Shares”), as determined in the discretion of the Committee. Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement. If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.
2. Performance Period and Performance Goals. Subject to the provisions of Section 5 of this Agreement, the performance period for purposes of determining whether the Performance Award will be paid shall be March 4, 2009 through March 4, 2012 (the “Performance Period”). The performance goals for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement. Notwithstanding the foregoing, the Committee shall have discretion to adjust the performance goals to reflect actions undertaken in the best interest of the Company and its shareholders, including, but not limited to, strategic transactions affecting the performance goals as well as recapitalizations, reorganizations, mergers, consolidations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or structure of the Company.
3. Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, after the Performance Period, the Performance Award shall be paid as soon as practicable after the Committee determines whether and to what extent the performance goals have been achieved for the Performance Period in accordance with the terms set forth in Exhibit 1 to this Agreement; provided, however, that any such payment shall be made no later than December 31, 2012.

4. Termination. The Performance Award and the Employee’s right to receive any cash or Shares hereunder will automatically and without notice terminate and become null and void upon Employee’s termination of employment with the Company prior to the Performance Award payment date, except that:
(a) if Employee’s termination of employment is by reason of:
(1) death,
(2) retirement by Employee following (A) the date on which such Employee has reached sixty (60) years of age and (B) at least ten (10) years of service as an employee of the Company, or
(3) Involuntary Termination (as defined in the Dynegy Inc. Executive Severance Pay Plan, as amended and restated effective January 1, 2008), or
(4) a Change in Control Termination occurring in connection with, but in no event earlier than sixty (60) days prior to, a Change in Control, or
(b) if Employee is determined to be disabled (as defined in the Company’s long term disability program or the plan in which Employee is a participant or, if Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended, or the successor plan thereto),
Employee shall be treated as if he or she had been continuously employed by the Company through the Performance Award payment date. In such case, Employee or Employee’s legal representative, or the person, if any, who acquired the Performance Award by bequest or inheritance or by reason of the death of Employee, shall be entitled to receive any payment with respect to the Performance Award in accordance with this Agreement; provided, however, that if Employee’s termination of employment is for the reason described in Sections 4(a)(3) or (4), any such payment shall be prorated by multiplying the payment by a fraction, the numerator of which shall be the number of calendar days that elapsed between the date of Employee’s termination and the Effective Date and the denominator of which shall be 1,080 but in no case shall such fraction be greater than one (1).
For purposes of this Agreement, the term “Cause” shall mean, and hence arise where, as determined by the Committee in its sole discretion, Employee (i) has been convicted of a misdemeanor involving moral turpitude or a felony; (ii) has failed to substantially perform the duties of such Employee to the Company (other than such failure resulting from Employee’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise; (iii) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company; or (iv) has breached any material corporate policy maintained and established by the Company that is applicable to Employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise. In addition, the term “Change in Control Termination” shall mean Employee’s employment is terminated by the Company (or a successor thereto) without Cause, or by Employee following: (A) a significant diminution in Employee’s responsibilities, authority or duties; (B) a material reduction in Employee’s base salary; or (C) relocation of Employee’s principal place of employment by 50 miles or more, all as determined by the Committee in its sole discretion.

5. Change In Control. In the event a “Change in Control” (as defined below) occurs during the Performance Period, provided the ending Share price, as determined in accordance with this Section 5, would entitle Employee to receive a Performance Award based upon the performance goals set forth in Exhibit 1 to this Agreement, Employee shall receive a payment with respect to the Performance Award, which shall be determined by using either, as applicable (a) the agreed price per Share received by the shareholders of Dynegy as a result of the Change in Control transaction, or if there is no agreed price per Share, then (b) the average closing Share price for the twenty (20) consecutive trading days immediately preceding the effective date of the Change in Control, as the ending Share price for the Performance Period. Such payment, if any, shall be made regardless of whether Employee’s employment with the Company is terminated (other than For Cause) on or after the effective date of such Change in Control, and shall be made in the form of cash to Employee as soon as administratively feasible but no later than the later of December 31 of the calendar year in which the Change in Control occurs or the 15th day of the third month following the effective date of the Change in Control. The Performance Period shall end as of the effective date of a Change in Control, and any Performance Award payments hereunder shall only be made in accordance with this Section 5.
If the amount paid in settlement of the Performance Award pursuant to the preceding paragraph is zero, then, notwithstanding any other provision of the Performance Award, Employee shall receive a payment equal to 100% of the amount that would have been paid had the Performance Period ended on the date of the Change in Control and the Target set out on Exhibit I of the Performance Award had been achieved. Such payment shall be made in the form of cash to Employee as soon as administratively feasible but no later than the later of December 31 of the calendar year in which the Change in Control occurs or the 15th day of the third month following the effective date of the Change in Control.
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (1) a merger of Dynegy with another entity, a consolidation involving Dynegy, or the sale of all or substantially all of the assets or equity interests of Dynegy to another entity if, in any such case, (A) the holders of equity securities of Dynegy immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Dynegy immediately prior to such event or (B) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (2) the dissolution or liquidation of Dynegy, but excluding a reorganization pursuant to chapter 11 of Title 11, U.S. Code, as amended; (3) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (A) if Dynegy has not engaged in a merger or consolidation, Dynegy, or (B) if Dynegy has engaged in a merger or consolidation, the resulting entity; (4) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board; or (5) the Board (or the Committee) adopts a resolution declaring that a Change in Control has occurred. For purposes of the “Change in Control” definition, (A) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Dynegy receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (B) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Dynegy” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

6. Status of Stock. Employee agrees that any Shares distributed pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (a) the certificates representing the Shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.
7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company or an Affiliate (as such term is defined in the Plan). Nothing in the adoption of the Plan or the grant of the Performance Award thereunder pursuant to this Agreement shall confer upon Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final and binding on all parties.
8. Withholding of Tax. To the extent that payment of the Performance Award results in compensation income to Employee for federal or state income tax purposes, the Company is authorized to withhold from any cash or Shares distributable to the Employee under this Agreement) then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

9. Miscellaneous.
(a) This grant is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. In the event of any conflict or inconsistency between the terms hereof and the terms of the Dynegy Inc. Executive Severance Pay Plan, including any amendments or supplements thereto, or the Dynegy Inc. Severance Pay Plan, including any amendments or supplements thereto, the terms hereof shall be controlling.
(b) Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered when hand delivered to Employee at his or her principal place of employment or when sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.
(c) Employee shall be presumed to have agreed to and accepted the terms of this Agreement unless he or she submits a written objection to the Committee or the undersigned officer within 30 days after the Effective Date.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett Name: J. Kevin Blodgett
Title: General Counsel & EVP, Administration

Exhibit 1
Performance Unit Award Summary
For 2009 Long Term Incentive grants made to those at the Managing Director and above level, the Compensation and Human Resources Committee decided to base two-thirds of the performance unit awards on long-term stock price performance and one-third of the performance units awards on accumulated Adjusted EBITDA, each over a three year period. The Committee believes these metrics provide a simple, transparent and meaningful measure of Dynegy’s performance relative to its long-term goal of creating value for stockholders. The material terms of the performance units are summarized below:
•	Denominated in $100 units, which are payable in the form of cash or stock, at the Compensation and Human Resources Committee’s discretion;

•	With respect to two-thirds of the award, payment (if any) will be made in accordance with Section 3 of the Agreement based on Dynegy’s three-year stock price performance;
•
Starting share price is the average closing price of Dynegy’s Class A common stock for the month February 2009 ($1.67); the Compensation and Human Resources Committee determined the starting share price after reviewing and taking into account various factors, including: (1) Dynegy’s share price and the total shareholder return of similarly sized general industry companies over a three year period from December 2005 through December 2008; (2) the underlying value of Dynegy’s power generation portfolio based on various valuation methodologies; and (3) potential growth opportunities that may be available to Dynegy;

•	Ending share price will be the average closing price of Dynegy’s Class A common stock during the month of February 2012;

•	Awards are payable at threshold, target, and maximum levels as illustrated in the table below; and
Stock Price Performance Goals for Performance Period
(March 4, 2009 — March 4, 2012)

		Threshold	Target	Maximum

Performance Goals	Dynegy Inc.
	Achieved Share
	Price*	$2.50	$4.00	$6.00

Payment Levels**	% of each $100
	Performance Unit	0%	100%	200%

*
Achieved Share Price shall be the ending Share price equal to the average closing Share price for the month of February 2012 or, if applicable, the ending Share price determined in accordance with Section 5 of the Agreement in the event of a Change in Control.

**	Payment levels will be based upon the actual Achieved Share Price and will be interpolated between Achieved Share Price goals.
•
With respect to one-third of the award, payment (if any) will be made in accordance with Section 3 of the Agreement based on Dynegy’s Adjusted EBITDA over the three year award period. The starting date for this period shall be March 4, 2009 and the end date shall be March 4, 2012.

•
For purposes of this Agreement, the term Adjusted EBITDA shall be determined based on the “Adjusted EBITDA” public guidance construction disclosed to the investing community beginning in December 2008;

•	Awards are payable at threshold, target, and maximum levels as illustrated in the table below; and
Adjusted Performance Goals for Performance Period
(March 4, 2009 — March 4, 2012)

	Threshold	Target	Maximum

Adjusted EBITDA	$2.4 billion	$2.7 billion	$3.3 billion

Payment Levels***	0%	100%	200%

***	Payment levels will be based upon the Adjusted EBITDA and will be interpolated between Adjusted EBITDA goals.